Exhibit 99.1

Boxlight Corporation Stockholders Approve Proposals at Special Meeting; Board Determines Not to Proceed with Name Change

DULUTH, Ga. – November 12, 2026 – Boxlight Corporation (Nasdaq: BOXL) (“Boxlight” or the “Company”), a leading provider of interactive technology solutions, today announced that its stockholders approved proposals presented at the Company’s Special Meeting of Stockholders, held virtually on November 10, 2026. The Company also announced that its Board of Directors has determined not to proceed with the previously proposed change of the Company’s name to “Boxlight Group Corporation.” The approvals enable the Company to complete issuances under its previously announced Series D and Series E Preferred Stock financings, equity line of credit and inventory finance agreement. The Series D financing and equity line of credit were part of the plan under which the Nasdaq Hearings Panel determined in September 2026 that the Company had regained compliance with Nasdaq’s stockholders’ equity requirement.

The approved proposals include:

1.	Reverse Stock Split Authority – Authority for the Board of Directors to effect one or more reverse stock splits of the Company’s Class A common stock at a ratio of up to 1-for-1,000 within three years.

2.	Series D, Series E and Equity Line Issuances – Issuances of Class A common stock above Nasdaq’s 19.99% limit, including below the Nasdaq “Minimum Price,” upon conversion of the Series D and Series E Preferred Stock and under the equity line of credit, and voting of the Series E Preferred Stock on an as-converted basis above 19.99% of the Company’s voting power.

3.	Lender Warrant – Issuances of Class A common stock below the exercise price of an outstanding lender warrant.

4.	Increase in Authorized Shares – An increase in authorized Class A common stock from 55,000,000 to 500,000,000 shares.

5.	Inventory Finance Agreement Conversions – Issuances of Class A common stock above Nasdaq’s 19.99% limit, including below the Nasdaq “Minimum Price,” upon conversion of amounts outstanding under the Company’s inventory finance agreement.

6.	2026 Equity Incentive Plan – A new equity plan reserving 6,500,000 shares of Class A common stock.

7.	Name Change – A change of the Company’s name to “Boxlight Group Corporation.” Although stockholders approved this proposal, the Board has determined not to proceed with the name change, and the Company will not file a certificate of amendment with the Nevada Secretary of State to effect it.

“We appreciate the support of our stockholders,” said Michael Pope, Executive Chairman. “These approvals give the Company the flexibility it needs to strengthen its balance sheet and pursue continued compliance with Nasdaq listing requirements.”

With stockholder approval obtained, the Company expects to receive $2 million in gross proceeds from the second tranche of its Series D Preferred Stock financing upon effectiveness of its resale registration statement on Form S-1, and to begin utilizing its up to $15 million equity line of credit, in each case subject to the satisfaction of other applicable conditions.

The Board has not determined whether, when or at what ratio to effect a reverse stock split. The Board has determined not to proceed with the name change to “Boxlight Group Corporation,” and the Company will continue to operate as Boxlight Corporation. The Company’s Class A common stock will continue to trade on Nasdaq under the symbol “BOXL.”

Additional information regarding each proposal is included in the Company’s definitive proxy statement filed with the Securities and Exchange Commission. Final voting results will be reported in a Current Report on Form 8-K to be filed with the Securities and Exchange Commission.

About Boxlight Corporation

Boxlight Corporation (Nasdaq: BOXL) is a leading provider of education technology, campus communication and school safety solutions. Through its Clevertouch® interactive and non-interactive displays, CleverLive® digital signage, FrontRow™ classroom audio and the Boxlight Symphony™ campus communication platform, Boxlight connects instruction, communication and emergency alerting across classrooms, campuses and districts in a single integrated ecosystem. For more information, visit boxlight.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding the effectiveness of the Company’s resale registration statement, the expected closing of the second tranche of the Series D Preferred Stock financing, the use of the equity line of credit, any reverse stock split, future issuances of securities, and the Company’s continued listing on Nasdaq. Words such as “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates,” “may,” “should,” “will,” “seeks” and similar expressions identify forward-looking statements. These statements are based on current expectations and are subject to risks and uncertainties that could cause actual results to differ materially, including the Company’s ability to satisfy the conditions to funding under its financing arrangements; the market price and trading volume of the Class A common stock, which may limit the proceeds available under the equity line of credit; dilution resulting from issuances of Class A common stock; the Company’s ability to maintain compliance with Nasdaq listing requirements, including during the Nasdaq Hearings Panel monitoring period; and those described in the Company’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. Readers are cautioned not to place undue reliance on these statements, which speak only as of the date of this release. The Company undertakes no obligation to update any forward-looking statement, except as required by law.

Contacts

Investor Relations
+1 360-464-4478
investor.relations@boxlight.com

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